EXHIBIT 99.2
Mike LaVelle

Analysts International Shareholder Meeting Script – May 24, 2007

Good afternoon
Thank you for joining us this afternoon for our 2007 annual meeting.

Before I begin my presentation, Ms. Davenport will read a cautionary statement.

Ms. Davenport:  I would like to caution you that certain statements that may be made at this meeting relating to the Company’s financial performance or that indicate our intentions, beliefs or expectations of future performance are forward-looking statements, and the Company’s actual results could differ materially from those projected.  We encourage you to review the cautionary statements contained in our periodic filings with the Securities and Exchange Commission.

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Again, I want to thank our shareholders for their support and for joining us this afternoon.

As you are aware, 2006 was a difficult year for Analysts International and did not produce the results necessary to get us back on track following the unsuccessful  merger with Computer Horizons.

Results for the year ended December 30, 2006 were as follows: Revenue was $347 million compared to $322.3 million in fiscal 2005. The net loss for the year was $(1.1) million, or $(.04) per diluted share. This compares to a net loss of $(17.7) million in 2005, or $(.72) per diluted share. The results for fiscal 2005 included merger-related costs and other special charges totaling $14.9 million, or $.61 per diluted share.

Cash flow from operations improved from (5,058 M) to 3,772 (M).  The line of credit balance was reduced from 5 million to 2,661 (M) and working capital increased from 26,182 (M) to 28,841 (M).

Unquestionably we have lost ground in our marketplace over the last two years.  We intend to reverse this trend in 2007 and return Analysts International to profitability and growth.

This afternoon I will discuss the very deliberate steps we are taking to turn things around.

I’d like to start with a brief overview of the Company today -

First, we have a well established business in a growing market with a firm position in the I.T. staffing business. We have committed people – our greatest asset. We have a base of Fortune 1000 clients.  There’s a management team in place that can carry out our revised business plan and they are focused on the many opportunities that we see on the horizon.  In addition, all of us are prepared to make the tough decisions that will enable us to fulfill our profit objectives.

In order to reach these objectives, we are “charting a new course.”

Now let me bring you up to date on the strategic decisions we have made that we believe will bring us back to profitability.

In November of 2006, the Board of Directors, faced with the declining performance of our business, commissioned Alliance Management, a Minneapolis-based consulting firm, to assist in an assessment of the business.  The focus of the process was to determine a course of action for the Company that would provide the greatest return to our shareholders.

Various scenarios were studied and it was determined that fixing the operations and returning the company to profitability would best serve the interests of our shareholders.

Since February we have been developing the strategies and plans to re-establish Analysts International as a leading provider of information technology resources and solutions.

We completed these plans, tested them against our original scenarios and believe we are on the right course for revitalizing the company and getting the best return for our shareholders.

As a framework, let me outline how we see the current market, our business and the opportunities we will pursue going forward.

Nearly two-thirds of our revenue comes from the I.T. staffing sector, a business that we know well and to which we are committed. The I.T. Staffing sector is growing and is forecasted in 2007 to reach revenue of $20.1 billion as compared to last year’s $18.7 billion.  Over the next three years, the I.T. services market is also projected to grow at a healthy clip. There is a growing need for highly skilled resources such as system architects, business analysts and project managers with subject matter expertise in vertical markets.

There are several other emerging trends impacting the I.T. staffing business, creating substantial opportunities and, at the same time, making it more challenging. These include:
•	A strong economy with robust job creation
•	An upcoming shortage of workers due to the retirement of many Baby Boomers
•	The need to update and modernize legacy systems as the workforce turns over
•	The paring down of vendors to short, preferred vendors lists

Over the last decade commoditization and globalization have been strong change agents eroding the earnings power of traditional high volume I.T. staffing companies.  We have learned to compete and win in this market serving several Fortune 100 companies.  Additionally, middle market companies still have a strong need for and are seeking greater value from their information technology and solution resource providers. Fortunately, we are also well established in this market.

As for the solutions side of the business, Analysts International’s reputation as a company that provides solutions has grown significantly over the last few years.

This is due primarily to our ability to identify and implement systems integration solutions across a broad band of applications. From infrastructure to storage and from I.P. communications to I.T. managed services, our people apply their unique skills and expertise to assist organizations in solving pressing technological problems, allowing them to concentrate on their core business. The solutions are often a combination of software, made available through our partnerships with major companies like Microsoft, and hardware to bridge the gaps in information sharing. Other partners, like Cisco, allow us to offer technological products that enable clients to achieve greater value for their I.T. investments.

Added to this is our Lawson practice which, since 1995, has assisted over 500 clients.  As a fully integrated business partner of Lawson Software, we provide a full suite of services allowing clients to customize their technical and functional applications.

In the past few years, Analysts International has invested in both people and infrastructure to upgrade the quality of our solutions offerings. Building upon this will now become a major part of our growth.

The solutions services business has a concentration of resources that we believe should enable it to grow at a rapid pace.

To position Analysts International to re-claim and expand our middle market presence and continue to serve our major clients, we have organized the company to provide information technology resources and solutions as follows:

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I.T. Resources Staffing:      Serving our large high-volume, major accounts.  This line-of-business is focused on providing reasonably priced resources to volume buyers effectively and on demand.  This is driven by a recruiting-centric approach.

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I.T. Resources – Professional Services: This part of the business focuses on understanding the customers’ business and providing professional resources for application development and integration, project managers, business analysts and other highly-skilled resources.

•	Technology Solutions: Providing network services, infrastructure, application integration, I.P. telephony and hardware solutions to the middle market.

We are focusing on the following areas to better manage the business:
•	Improving the pricing practices in our core staffing business by aligning compensation plans around gross margin
•	Better managing the mix between low and high margin staffing business and developing high margin, highly skilled talent communities,
•	Tightly managing our utilization in both the staffing and solutions businesses, and
•	Improving the margins we receive from and controlling the use of sub suppliers.

In order to meet our goals, we will:
•	Right size our operations, reducing operating costs by nearly $4 million
•	Establish demanding performance and operational standards for each line of business
•	Invest primarily in building middle market presence in select geographic regions over the next two years (approximately $5 million)

Above all, we are focused on our people, and our efforts will also focus on retaining the best people by rewarding them for their performance and giving them pride in their work. After all, it is people who make Analysts International who we are and in turn are the engine that will transform us into what we will become.

We are aware of the challenges ahead and obviously, as with any plan, there are risks of execution, but we are intent on meeting our goals by deploying skilled and experienced management and establishing stringent controls over productivity and schedules.

The projected impact of all these changes on 2007 operations will be a net loss of approximately $4 million which includes approximately $2 million of severance and consulting-related charges and $2 million of investments. We expect to return to profitability in early 2008.

Finally, we are currently interviewing potential candidates to fill the position of president and CEO. This will be a thorough process as we want to be certain that the individual is a good match for the job.

I would like to thank you, our shareholders, for your patience and ask that you give us the opportunity to demonstrate that we can repair and grow this company over the next few quarters and beyond. I am confident that we are up to the task and will be able to deliver positive performance and results.

We can already sense a renewed vitality and are seeing some encouraging Wins.

Last week we received notice that we have been selected as one of a very limited number of vendors to assist a major customer in meeting needs in various segments of their business with a potential spend of $145 M.

We also were awarded a $6.3M prime vendor bid for system upgrades for a State government client.

I would like to thank our Board for their continuing support and assistance.

To our employees who make Analysts International a dynamic organization, I express appreciation for your continuing support.

At my request, I will be stepping down as Chairman of the Board.  We feel very fortunate that Dr. Kris Burhardt has agreed to be Chairman.

Dr. Burhardt is a Partner at Clotho & Associates and formerly served as Vice President of Technology at Honeywell, Inc. and Chief Technology Officer at Imation.

Mike Esstman will continue in his role as Lead Director.

Some of you may have follow up questions and I will be pleased to answer them.